Exhibit 10.32

Capstone Holding Corp

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as the “Effective Date” by and between Capstone Holding Corp., a Delaware corporation (the “Company”), and Matthew Lipman, an individual residing in the State of New York (“Executive”). The Effective date is the date that there is a consummation of a public offering of the common stock of Capstone Holding Corp., of aggregate gross proceeds of at least $3,000,000.

WHEREAS, the Company desires to retain the services of Executive, and to that end, desires to enter into a contract of employment with Executive, upon the terms and conditions herein set forth, and Executive desires to be employed by the Company upon such terms and conditions as its Chief Executive Officer; and

WHEREAS, the Company and the Executive have agreed that the Executive will be make the Company’s Chief Executive Officer, with the goal of growing the Company’s building products businesses and market capitalization, which will require the Executive to scale back the Executive’s responsibilities and positions with Brookstone Partners and other third parties;

WHEREAS, as an incentive for the Executive’s commitment, the Board of Directors of the Company (the “Board”) desires to offer the Executive the compensation, benefits, and other rights and entitlements set forth in this Agreement, subject to the Executive complying with the Executive’s obligations under this Agreement; and

WHEREAS, the Company desires to continue employing the Executive, and the Executive desires to continue to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
EMPLOYMENT SERVICES

1.1. Positions and Duties.

(a)	During the “Employment Term” (as defined below), the Executive will serve as the Chief Executive Officer of the Company. In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities not inconsistent with the Executive’s position as may be assigned to the Executive by the Board from time to time. The Executive will report directly to the Board.

(b)	The Executive’s principal place of employment with the Company will be in New York City, New York, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.

(c)	During the Employment Term, the Executive will faithfully serve the Company and devote all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company, provided that the foregoing will not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, so long as such activities do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder or create a potential business or fiduciary conflict. The Parties further agree and acknowledge that, without limiting the foregoing, the Executive will be permitted to provide the “Other Services” described in Section 5.4(iii) hereof, subject to the terms and conditions of such Section.

1.2. Term of Employment. The Executive’s employment under this Agreement will commence on the Effective Date and will continue ending on January 31, 2028 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each “Additional Term” (as defined below), the term of this Agreement will be automatically extended for successive one (1)- year periods (each, an “Additional Term”), provided, however, that either Party may elect not to extend this Agreement by giving written notice to the other Party at least one hundred twenty (120) calendar days prior to the expiration of the Initial Term or any Additional Term, as applicable. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 3 hereof. The effective date of any termination of the Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time between the Effective Date and the Termination Date is hereinafter referred to as the “Employment Term”. Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 13.1 hereof, and the Executive shall immediately resign, in writing, from all positions then held by the Executive with the Company and its affiliates unless otherwise agreed to by the Company and the Executive.

ARTICLE II
COMPENSATION AND BENEFITS

2.1. Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at an annualized rate of two hundred fifty thousand dollars ($250,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary will be subject to annual review by the Board or its Compensation Committee (the “Committee”), and may be increased, but not decreased, from time to time by the Board or the Committee (typically, during the first calendar quarter of a calendar year, effective retroactively as of the beginning of such year). The base salary, as determined herein and adjusted from time to time, will constitute “Base Salary” for purposes of this Agreement.

2.2. Annual Performance Bonus. For each calendar year ending during the Employment Term (prorated for any partial year, other than the year containing the Effective Date), the Executive will be eligible to earn an annual cash performance bonus based on attainment of one or more individual or business performance goals proposed by the Executive and approved by the Committee in its sole discretion (the “Annual Performance Bonus”). The target Annual Performance Bonus opportunity for a given calendar year, which will be achieved upon attainment of 100% of the applicable performance goals, will be equal to 50% of the Executive’s Base Salary in effect as of January 1 of such calendar year (such Base Salary to be determined by the Board or the Committee during the first calendar quarter of such year) (the “Target Performance Bonus”). If actual performance for a given calendar year is greater or lower than 100% of the applicable performance goals, the Annual Performance Bonus amount for such year will be increased above, or reduced below, the Target Performance Bonus, respectively, as determined by the Committee or the Board using straight line interpolation, subject to a maximum Annual Performance Bonus amount equal to 100% of the Executive’s Base Salary in effect as of January 1 of such calendar year (such Base Salary to be determined by the Board or the Committee during the first calendar quarter of such year), with no minimum Annual Performance Bonus amount. The Annual Performance Bonus achieved for a calendar year will be paid on or before March 15 of the immediately following calendar year, contingent on the Executive’s continued employment with the Company through the last day of the calendar year to which the Annual Performance Bonus relates.

2.3. Employee Benefit Plans. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion. For the avoidance of doubt, if Employee elects to participate in such health, vision and/or dental insurance programs, then Employee will be responsible for payment of all deductibles and any other costs of using such insurance benefits, and Company shall be responsible for payment of all premiums.

2.4. Vacations. During the Employment Term, the Executive will be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

2.5. Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

2.6. Legal Fees. Upon presentation of appropriate documentation, the Company will pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of five thousand dollars ($5,000), which will be paid within sixty (60) days following the Effective Date, provided that the Executive is still employed at the time of such payment.

ARTICLE III
TERMINATION

3.1. Termination of Employment Term. The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a)	Death. Automatically and immediately upon the date of death of the Executive.

(b)	Termination Due To Disability. Immediately upon written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) calendar days in any 365 calendar day period, as determined by the Board in its reasonable discretion. The Executive will cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(c)	Termination For Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” means any of the following:

(i)	The Executive’s theft, fraud (which, if arising out of third-party, non-Group Company, related proceedings involving the Executive, has or, in the good faith judgment of the Board, could reasonably be expected to have, a detrimental effect on a Group Company’s reputation or business), embezzlement, breach of fiduciary duty, or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”);

(ii)	The Executive’s dishonesty or willful misconduct which is reasonably related to a Group Company and has or, in the good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(iii)	The Executive’s failure to abide by a Group Company’s code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct) made available to the Executive which has or, in the good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(iv)	The Executive’s unauthorized use, misappropriation, destruction or diversion of any corporate opportunity or any material tangible or intangible asset of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(v)	Any misconduct, gross negligence or malfeasance of the Executive which is reasonably related to a Group Company, or that has or, in the good faith judgment of the Board, could reasonably be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(vi)	The Executive’s repeated willful failure to perform the Executive’s assigned duties after written notice from the Board of such failure;

(vii)	Any material breach by the Executive of this Agreement; or

(viii)	The Executive’s conviction (including any plea of guilty or nolo contendere) of any felony or any other criminal act involving fraud, dishonesty or misappropriation or that materially and permanently impairs the Executive’s ability to perform his duties with a Group Company.

Any determination of Cause will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) calendar days following receipt of such notice to cure such event (if susceptible to cure in the Board’s reasonable determination) to the satisfaction of the Board, or, if such event is not so cured, an opportunity on at least five (5) business days’ advance written notice to appear (with legal counsel) before the Board to discuss the specific circumstances alleged to constitute the Cause event. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure and appear before the Board with legal counsel as set forth in the preceding sentence will not apply if there are habitual or repeated breaches by the Executive.

(d)	Termination Without Cause. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 3(a) or 3(b) above or non-extension by the Company described in Section 3(g) below), provided however, that thirty (30) calendar days written notice shall be provided if termination under this paragraph occurs between any Target Achievement Date and the grant date of the resulting Outperformance Award.

(e)	Resignation For Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason (which, for the avoidance of doubt, will not include any non-extension by the Executive described in Section 3(g) below). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) calendar days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i)	Any diminution in the Executive’s Base Salary;

(ii)	Material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)	Relocation of the Executive’s primary work location by more than thirty (30) miles from the principal location from which he works as of the Effective Date, which increases the Executive’s one-way commute; or

(iv)	Any other action or inaction of the Company that constitutes a material breach of the Agreement.

The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) calendar days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) calendar days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(f)	Resignation Without Good Reason. Upon not less than sixty (60) calendar days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)	Non-extension of Agreement. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to Section 1 hereof.

ARTICLE IV
CONSQUENCES OF TERMINATION

4.1. Death; Termination Due to Disability; Termination For Cause; Resignation Without Good Reason; Non-extension of Agreement. In the event that the Executive’s employment and the Employment Term end in accordance with Section 3(a), 3(b), 3(c), 3(f) or 3(g), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to Section 11 below:

(i)	Any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii)	Any earned but unpaid Annual Performance Bonus for the calendar year preceding the Termination Date, paid at the time set forth in Section 2(b) above, or on such earlier date as may be required by applicable law;

(iii)	Subject to Section 2(f) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iv)	Subject to Section 2(g) above, reimbursement for any unreimbursed business expenses incurred through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law; and

(v)	All other payments and benefits to which the Executive is then entitled under the terms of any employee benefit plan of the Company, paid or provided subject to and in accordance with the terms of such plan.

4.2. Termination Without Cause; Resignation For Good Reason. In the event that the Executive’s employment and the Employment Term end in accordance with Section 3(d) or 3(e), the Executive (or the Executive’s estate, as applicable) shall be entitled to the Accrued Benefits and, conditioned on the Executive’s (x) compliance with the “Release Condition” in Section 4(d) below and (y) continued compliance with Section 5 below, the Executive will earn and receive the following additional payments, subject to Section 10 below:

(i)	An amount equal to the Executive’s Base Salary for three (3) years, paid in a single lump sum in cash on the first regular Company payroll date next following the sixtieth (60th) calendar day following the Termination Date;

(ii)	An amount equal to the Target Performance Bonus for the calendar year containing the Termination Date, paid in a single lump sum in cash on the first regular Company payroll date next following the sixtieth (60th) calendar day following the Termination Date; and

(iii)	Subject to the Executive’s (x) eligibility for and timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (y) continued copayment of coverage premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued copayment by the Company for such coverage during the twelve (12)-month period following the Termination Date to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage.

4.3. Release Condition. The Executive will be eligible to receive the payments and benefits described in Section 4(b) only if the Executive executes and delivers to the Company a general release of claims substantially in the form attached hereto as Exhibit B (the “General Release”), and such General Release becomes effective and irrevocable according to its terms, no later than sixty (60) calendar days following the Termination Date, and only so long as the Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”). To the extent that any amount under Section 4(b) constitutes “deferred compensation” for purposes of Section 409A of the Code, any payment of such amount scheduled to occur during the first sixty (60) calendar days following the Termination Date will not be made until the Company’s first regularly scheduled pay period next following the sixtieth (60th) calendar day after the Termination Date and will include payment of all amounts that were otherwise scheduled to be paid prior thereto.

4.4. Exclusive Remedy. The payments and benefits described in this Section 4 will be in full and complete satisfaction of the Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the termination thereof, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 4, the Company and its affiliates shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law. Notwithstanding any language contained herein, Executive retains and does not waive any rights, claims and causes of actions that Executive may have as a shareholder of the Company.

4.5. No Mitigation. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment.

ARTICLE V
RESTRICTIVE COVENANTS AND INVENTIONS ASSIGNMENT

5.1. Confidentiality.

(i)	Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and learn various forms of “Confidential Information” (as defined below), which are the property of the Company. For purposes of this Agreement, “Confidential Information” means items of information relating to the Company, its products, services, customers, suppliers, vendors, business partners, and employees that are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information includes but is not limited to: (i) financial and business information, such as information with respect to costs, fees, profits, sales, margins, capital structure, operating results, borrowing arrangements, business strategy, plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, investigations, new business development, know-how, improvements, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, program documentation, algorithms, software, software codes, source codes, object codes, computer models, and research and development projects; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the Company’s customers, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the financial arrangements between the Company and such customers, specific customer needs and requirements, and leads and referrals to prospective customers; (iv) vendor, supplier and other business partner (collectively, the “Business Partners”) information, such as the identity of the Company’s Business Partners, their names and addresses, the names of representatives of the Company’s Business Partners responsible for entering into contracts with the Company, the financial arrangements between the Company and such Business Partners, their specific needs and requirements, and leads and referrals to prospective Business Partners; (v) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities (information described in this clause (v) is referred to as “Personnel Information”); and (vi) trade secrets, as defined by applicable law. Confidential Information can be in any form: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.

(ii)	Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information which were developed, compiled and acquired by the Company at its great effort and expense. Executive further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

(iii)	Accordingly, Executive agrees, except as specifically required in the performance of Executive’s duties on behalf of the Company, Executive will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly disclose or disseminate to any other person, organization or entity or use any Confidential Information. Nothing contained in this Agreement is intended to prohibit Executive from discussing Personnel Information with other Company employees. Additionally, nothing contained in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, etc.). Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iv)	Executive agrees to deliver to the Company, immediately upon the Executive’s Termination Date and at any other time the Company so requests: (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s customers and leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that Executive may then possess or have under Executive’s control. For any equipment or devices owned by Executive on which proprietary information of the Company is stored or accessible, Executive shall, immediately upon or prior to the Executive’s Termination Date, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. Executive expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

5.2. Noncompetition.

(i)	Executive acknowledges and agrees that the Company is engaged in a highly competitive and global business, and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information, engaging in a business which is directly competitive with the Company will cause it great and irreparable harm.

(ii)	Accordingly, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of eighteen (18) months after employment with the Company ends for any reason, whether voluntarily or involuntarily, Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the Termination Date or in which they have planned, on or prior to such date, to be engaged in on or after such date. In recognition of the global nature of the Company’s business which includes the sale of its products and services globally, this restriction shall apply throughout the United States of America and such other countries where the Company is conducting business as of the Executive’s Termination Date.

(iii)	Notwithstanding the foregoing, nothing herein will prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation.

5.3. Nonsolicitation; Noninterference.

(i)	Executive acknowledges and agrees that solely by reason of employment by the Company, and in light of the broad responsibilities of such employment: (x) Executive has and will come into contact with some, most or all of the Company’s customers and prospective customers, and will have access to Confidential Information regarding the Company’s customers, prospective customers and related information, including but not limited to information regarding customer contacts and representatives, customer needs and requirements, and financial arrangements with customers, and will have access to and the benefit of goodwill developed by the Company with its customers; (y) Executive has and will come into contact with and acquire Confidential Information regarding other employees, contractors and consultants of the Company, and will develop relationships with those employees, contractors and consultants; and (z) Executive has and will come into contact with and acquire Confidential Information regarding Business Partners, and will develop relationships with those Business Partners.

(ii)	Accordingly, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of two (2) years after employment with the Company ends for any reason, whether voluntarily or involuntarily, Executive will not, either on Executive’s own account or on behalf of any person, company or entity, except in the furtherance of Executive’s duties hereunder, directly or indirectly: (x) service or solicit customers or prospective customers of the Company for the purpose of selling products and services of the type developed, sold and provided by the Company; or (y) solicit, aid or induce any customer or prospective customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity, or assist or aid any other persons or entity in identifying or soliciting any such customer or prospective customer. This restriction shall apply only to those customers or prospective customers of the Company with whom Executive had contact or about whom Executive learned Confidential Information during the last two (2) years of Executive’s employment with the Company. For the purposes of this Section, the Parties agree that the term “contact” means interaction between Executive and the customer which takes place to further the business relationship, or making sales to or performing services for the customer on behalf of the Company, and the term “customer” includes, without limitation, each exchange on which cryptocurrency is traded. For purposes of this Section, the term “contact” with respect to a “prospective” customer means interaction between Executive and a potential customer of the Company which takes place to obtain the business of the potential customer on behalf of the Company.

(iii)	Accordingly, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twenty four (24) months after employment with the Company ends for any reason, whether voluntarily or involuntarily, Executive will not, either on Executive’s own account or on behalf of any person, company or entity, except in the furtherance of Executive’s duties hereunder, directly or indirectly, solicit any employee, contractor or consultant of the Company to leave employment with or service to the Company, or diminish their services to the Company. This restriction shall apply only to those employees, contractors and consultants of the Company with whom Executive came into contact or about whom Executive learned Confidential Information during the last two (2) years of Executive’s employment with the Company.

(iv)	Accordingly, Executive covenants and agrees that for so long as Executive is employed by the Company and for a period of twenty four (24) months after employment with the Company ends for any reason, whether voluntarily or involuntarily, Executive will not, either on Executive’s own account or on behalf of any person, company or entity, except in the furtherance of Executive’s duties hereunder, directly or indirectly, solicit any Business Partner of the Company to terminate or diminish its services to the Company. This restriction shall apply only to those Business Partners of the Company with whom Executive came into contact or about whom Executive learned Confidential Information during the last two (2) years of Executive’s employment with the Company.

5.4 Conflict of Interest and Exclusivity.

(i)	During employment with the Company, Executive may not use his position, influence, knowledge of Confidential Information or the Company’s assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer, without disclosure and the express written approval of the Board is prohibited during employment with the Company.

(ii)	In order to protect the Company’s Confidential Information, Executive agrees that, while employed by the Company, Executive shall not become employed by or involved in any way whatsoever, directly or indirectly, with any company, business or person that competes with the Company in any way whatsoever, directly or indirectly.

(iii)	Subject to the other provisions of this Section 5, it is expressly agreed and understood that Executive also works for and/or provides services to Brookstone Partners, and such of its subsidiaries, affiliates and related companies as Executive has disclosed to the Board in writing and the Board has approved as set forth in Exhibit D herein (the “Other Services”). Executive will continue to provide the Other Services on a limited basis, provided that the Other Services do not, individually or in the aggregate, materially interfere with Executive’s duties, obligations and restrictions under this Agreement or create a potential business or fiduciary conflict, in each case as determined by the Board in its sole and absolute discretion, provided however, that the Board shall give Executive thirty (30) calendar days’ notice to cure any determination made by the Board that the Other Services create a potential business or fiduciary conflict where, in the Board’s reasonable determination, such potential business or fiduciary conflict is susceptible to cure. Provided further that Executive will immediately notify the Board in writing in the event that the Other Services create, or may reasonably be expected to create, any material interference with his duties, obligations and restrictions under this Agreement or any potential business or fiduciary conflict. Any change in the Other Services (other than a complete cessation of any of the Other Services) after the Effective Date requires disclosure by Executive and approval by the Board as set forth in the first sentence of this paragraph.

5.5 Non-Disparagement.

(i)	Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings.

(ii)	The Company will instruct the Board and its senior management not to make negative comments or otherwise disparage the Executive to any third parties, other than in the good faith performance of their duties to the Company. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings.

5.6 Inventions Assignment.

(i)	Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, products, designs, specifications, developments, software, know-how, negative know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that Executive performs in connection with the Company, will belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).

(ii)	Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company.

(iii)	In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iv)	Executive further covenants and agrees that the Company shall be entitled to shop rights with respect to any Inventions conceived or made by Executive during employment with the Company, which were conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

(v)	Executive covenants and agrees that Executive will obtain the written consent of the Board in advance of any presentation or publication, or submission for presentation or publication, of any speech, paper or article authored by Executive, either alone or jointly with others. Executive further covenants and agrees that it shall be conclusively presumed as against Executive that any Inventions described by Executive in a patent, service mark, trademark, or copyright application, disclosed by Executive in any manner to a third person, or created by Executive or any person with whom Executive has any business, financial or confidential relationship, within twelve (12) months after the Executive’s Termination Date, were conceived or made by Executive during the Employment Term and that such Inventions are the sole property of the Company.

(vi)	Exhibit C to this Agreement fully describes all inventions developed by Executive alone or jointly with others before being employed by the Company (“Prior Inventions”), and which are, therefore, not part of this Agreement. If no separate sheet is attached, the parties acknowledge that there exist no such Prior Inventions. If in the course of employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty- free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(vii)	Notwithstanding anything above, these invention assignment provisions do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from, or is derivative of, any work performed by the Executive for the Company.

5.7 Cooperation.

(i)	Upon the receipt of reasonable notice from the Company (including its outside counsel), Executive agrees that, while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and will not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive will not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors, except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder, and as required by law) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 5.7.

5.8 Enforcement.

(i)	Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages cannot provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by Executive, the Parties agree that the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. Executive covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants in this Agreement. In addition, in the event of any proceeding or similar action pertaining to an alleged breach or anticipatory breach by the Executive of this Agreement, including any grant of temporary, preliminary, or permanent injunctive relief, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the Parties agree that the prevailing Party, as determined by a final non-appealable decision of the arbitrator or court of competent jurisdiction presiding over such proceeding or action, shall be entitled to recovery of all of its reasonable attorneys’ fees incurred in defending or seeking to enforce the provisions of this Agreement, in addition to any remedies otherwise available to it at law or equity.

(ii)	In the event the Board reasonably determines that Executive has violated Section 5, any severance being paid to the Executive pursuant to this Agreement or otherwise (other than the Accrued Benefits) will immediately cease, and, in the event of a final nonappealable decision by a court of competent jurisdiction or arbitrator (as applicable) that Executive has violated Section 6, any severance (other than the Accrued Benefits) previously paid to the Executive will be immediately repaid to the Company.

5.9 Reformation.

If it is determined by a court of competent jurisdiction in any state or an arbitral tribunal that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court or tribunal to render it enforceable to the maximum extent permitted by the laws of that state.

5.10 Tolling.

In the event of any violation of the provisions of this Section 5, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 will be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period will be tolled during any period of such violation.

5.11 Disclosure of Agreement; Disclosure of New Employment.

Executive covenants and agrees that Executive will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired. Executive further covenants and agrees that Executive will promptly inform the Company in writing of all employment or business ventures in which Executive becomes engaged (other than employment by the Company or performance of Other Services, subject to the disclosure requirements of Section 5.4(iii)) until all post-employment restrictions contained herein expire.

5.12 Confidential Information Belonging to Others.

Executive affirms Executive is not presently subject to a restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit Executive’s employment with the Company. If Executive learns or becomes aware or is advised that Executive is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict Executive’s employment by the Company, Executive shall immediately notify the Company of the same. Executive agrees that Executive shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use, any trade secret or confidential information Executive may possess or any intellectual property belonging to any former employer or other third party.

5.13 Affiliate, Subsidiaries And Related Companies.

All references to the “Company” in this Section 5 shall also include the Company’s affiliates, subsidiaries and related companies.

ARTICLE VI
ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in the County where the Company’s principal business offices are located in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (i) each Party will pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (ii) the arbitration costs will be shared equally by the Parties, but the arbitrator in its sole discretion may award the prevailing party all or a portion of its share of the arbitration costs. The arbitrator shall apply the substantive law of the State of New York, without regard to its conflicts of laws principles.

ARTICLE VII
INDEMNIFICATION; D&O COVERAGE

(i)	The Company will indemnify the Executive to the full extent required under the Company’s Certificate of Incorporation and By-Laws, and under applicable law.

(ii)	The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is no less favorable to him in any respect (including as to the length of any post-employment tail coverage) than the coverage then being provided to any other officer or director of the Company.

ARTICLE VIII
NO ASSIGNMENTS

This Agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

ARTICLE IX
NOTICE

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Capstone Holding Corp.

Attention: Board of Directors

5141 W 122nd St, Alsip, IL 60803

With a copy (which will not constitute notice) to:

Nixon Peabody

Attention: Robert Drobnak

70 W Madison St Suite 5200, Chicago, IL 60602

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

ARTICLE X
TAX MATTERS

10.1. Witholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings.

10.2 Section 409A.

(i)	The Parties intend for payments and benefits hereunder to either comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and construed consistent with such intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)	To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” for purposes of Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)	For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)	Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” for purposes of Section b409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v)	A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” and like terms will mean the Executive’s “separation from service” with the Company.

(vi)	Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company, designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Board will determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

10.3 Section 280G.

In the event that any payments and other benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance payments and benefits payable under this Agreement or otherwise will be either (1) delivered in full or (2) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Executive’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order: (i) any cash severance based on a multiple of base salary or annual bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph.

ARTICLE XI
CLAWBACK

All amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time pursuant to any legal or listing requirement, or that is otherwise generally applicable to the Company’s officers or executives, and/or the requirements of any law or regulation applicable to the Company governing the clawback or recoupment of executive compensation. Without limiting the foregoing, in the event that the Company determines that it is required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the applicable securities laws, the Company may require the Executive to, and the Executive agrees to, return or repay to the Company any Outperformance Award previously paid or provided to the Executive that would not have been paid or provided based on the accounting restatement, as determined by the Company in its sole and absolute discretion.

ARTICLE XII
GOVERNING LAW

This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. The Parties agree that any claims or disputes not subject to arbitration under Section 6 will be subject to the exclusive jurisdiction of the courts residing in the County of Albany, State of New York, and the Parties waive any objection to the venue or jurisdiction of any such courts, as well as their respective rights to have any such claims or disputes heard before a jury or an advisory jury.

ARTICLE XIII
MISCELLANEOUS

13.1. Survival. Sections 1, 4 and 5 through 13 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

13.2 Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

13.3 Executive’s Representation. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms.

13.4 Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

13.5 Severability. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

13.6 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be executed as of the day and year first above written.

COMPANY:

By:	/s/ Edward Schultz
Name:	Edward Schultz
Title:	CFO

EXECUTIVE:

By:	/s/ Matthew Lipman
MATTHEW LIPMAN

EXHIBIT A

Intentionally Blank

A-1

EXHIBIT B
GENERAL RELEASE

I, Matthew Lipman, in consideration of and subject to the performance by Capstone Holding Corp. (together with its affiliates, the “Company”), of its obligations under the Employment Agreement dated as of [DATE], (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined will have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 4.2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4.2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement will not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it will be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release will serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, will be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 1, 4 and 5 through 13 of the Agreement will survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release will not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release will be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this General Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21 [45]-DAY PERIOD;

(f)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

EXHIBIT C

PRIOR INVENTIONS

None

C-1

EXHIBIT D

DISCLOSURE OF OTHER SERVICES

***

D-1